Exhibit 4.29

THIRD AMENDMENT TO SEPTEMBER 1992 NOTE AGREEMENT

THIS THIRD AMENDMENT TO SEPTEMBER 1992 NOTE AGREEMENT (this “Amendment”) is entered into this 15th day of October, 2014, by and between Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”) and the undersigned holder of all of the senior promissory notes issued pursuant to that certain Note Agreement dated as of September 21, 1992 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Note Agreement”), between the Company and Provident Life and Accident Insurance Company (“Provident”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Note Agreement or the Amendment.

W I T N E S S E T H:

WHEREAS, the Company is exploring opportunities to enter into energy services projects that may involve non-recourse third-party financing that may involve the non-recourse assignment, sale or other transfer of receivables and contract rights by the Company, the filing of financing statements under the applicable Uniform Commercial Code, or other actions or documents that may constitute a “Lien” under the Note Agreement; and

WHEREAS, the Company desires to amend the Note Agreement to permit Liens that are deemed to exist as a result of such arrangements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do agree as follows:

SECTION 1.

AMENDMENT TO THE NOTE AGREEMENT

The Note Agreement shall be and hereby is amended as follows:

1.1. Section 6B(1) is amended by:

(a) replacing the “.” at the end of subsection 6B(1)(xi) with “; and”; and

(b) adding the following as new subsection 6B(1)(xii):

“(xii)    Liens created or deemed to exist as a result of (i) a non-recourse assignment, sale or other transfer of receivables in connection with one or more third-party financings (or Guarantee of such financing) of energy projects developed by the Company (or any subcontractor of the Company) and (ii) Liens on such energy projects in favor of one or more providers of such third-party financing (including, without limitation, with respect to each of the foregoing clauses (i) and (ii), projects developed for agencies, departments and instrumentalities of the United States government, any state, county, municipal government or other political subdivision, any university or any college through utility energy services contracts).”
1.2. Section 10 is amended by inserting, immediately after the word “jurisdiction“ at the end of the definition of “Lien”, the following: “that is filed to secure an obligation for which the Company is responsible for payment or performance”.

SECTION 2.

WARRANTIES AND REPRESENTATIONS

To induce Provident to enter into this Amendment and to consent to the modifications to the Note Agreement set forth herein, the Company warrants and represents, on the date of this Amendment, as follows (it being agreed, however, that nothing in this Section 2 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Note Agreement, and that all of such other warranties and representations, as well as the warranties and representations in this Section 2, shall survive the effectiveness of this Amendment and the modifications to the Note Agreement as forth herein):

2.1. Organization; Power and Authority. The Company is a public company duly incorporated and validly existing under the laws of the State of North Carolina and is duly qualified as a corporation and is in good standing in each other jurisdiction in which such qualifications are required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. The Company has the corporate power and authority to own its properties and to conduct its business and to execute and deliver this Amendment.

2.2. Authorization, Etc. This Amendment has been duly authorized by all necessary corporate action on the part of the Company.

SECTION 3.

MISCELLANEOUS

3.1 Except as hereinabove specifically amended, all other provisions of the Note Agreement shall remain in full force and effect.

3.2 THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NORTH CAROLINA.

3.3 This Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.4 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Amendment to produce or account for more than one of such counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed and delivered on the day and year first written above.

PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation
By:	/s/ Robert O. Pritchard
	Name:	Robert O. Pritchard
	Title:	V.P., Treasurer & Chief Risk Officer

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY
By:	/s/ Ben Vance
	Name:	Ben Vance
	Title:	Senior Managing Director